UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2022

HUMBL, Inc.

(Exact name of registrant as specified in its charter)

Delaware		91-2948019
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 B Street
Suite 300
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HMBL	OTCQB

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On September 16, 2022, HUMBL, Inc. (“HUMBL”) terminated the Securities Exchange Agreement dated August 11, 2022 (the “Exchange Agreement”) with Agora Digital Holdings, Inc. (“Agora Digital”), the shareholders of Agora Digital, and Ecoark Holdings, Inc. (“Ecoark”) under which HUMBL agreed to exchange 6,000 shares of a future newly designated Series C preferred stock for all the issued outstanding shares of Agora Digital, approximately 90% of which is held by Ecoark. The consummation of the purchase of Agora Digital pursuant to the Exchange Agreement was subject to the satisfaction of certain closing conditions. The parties agreed to forgo pursuing satisfaction of the closing conditions and terminate the Exchange Agreement.

HUMBL issued a press release on September 16, 2022 announcing that it terminated the Exchange Agreement with Agora Digital and that it accepted the resignation of Brad Hoagland, a member of the HUMBL Board of Directors who serves as Chief Executive Officer of Agora Digital and formerly served as Chief Financial Officer of Ecoark. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2022, HUMBL accepted the resignation of Brad Hoagland as a member of the HUMBL Board of Directors. There was no disagreement expressed by Mr. Hoagland on any matter concerning HUMBL’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Press Release dated September 16, 2022

104	Cover Page interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 20, 2022	HUMBL, Inc.

	By:	/s/ Brian Foote
Brian Foote
President and CEO